Exhibit 99.1

PSIVIDA CORP. REPORTS THIRD QUARTER FISCAL YEAR 2010 FINANCIAL RESULTS

- $15.2m received from Alimera in full payment of conditional note after end of quarter.

WATERTOWN, MA – May 12, 2010 — pSivida Corp. (NASDAQ: PSDV, ASX: PVA, FF: PV3), a drug delivery company with two of the only three ophthalmic sustained release delivery products approved by the FDA for treatment of back-of-the-eye diseases, today announced financial results for its third quarter and nine months ended March 31, 2010.

“I am very pleased with the progress on the development side. At the recent ARVO conference, positive results of pre-clinical studies indicated a key step toward the ability to use our bio-erodible technology for the treatment of glaucoma and other degenerative eye diseases. At the conference, there were nine presentations of our technologies, three sponsored by us and our partners and another six by independent reserachers,” said Dr. Paul Ashton, CEO of pSivida.

“I am also pleased with the significant improvement in our financial condition. After the close of the quarter, the Company received $15.2 million from Alimera Sciences, Inc. in full payment of principal plus accrued and unpaid interest on a conditional note. With this payment, we project fiscal 2010 revenues of approximately $22.8 million and cash and cash equivalents at June 30, 2010 of approximately $17 million, up from approximately $7 million last year.” added Dr. Ashton.

Financial Results

The Company reported a consolidated net loss of $2.7 million, or $0.15 per share, for the quarter ended March 31, 2010, compared to a consolidated net loss of $636,000, or $0.03 per share, for the quarter ended March 31, 2009.

Revenues totaled $515,000 for the three months ended March 31, 2010 compared to revenues of $3.2 million for the three months ended March 31, 2009. The revenue decrease was attributable to the completion on December 31, 2009 of the Company’s performance obligations under its collaboration agreement with Alimera, through which date cash consideration received from Alimera was being amortized to revenue.

For the nine months ended March 31, 2010, the Company reported a consolidated net loss of $4.3 million, or $0.24 per share, compared to a consolidated net loss of $2.0 million, or $0.11 per share, for the nine months ended March 31, 2009. Revenues for the nine months ended March 31, 2010 were $7.3 million compared to revenues of $8.9 million for the nine months ended March 31, 2009.

Cash and cash equivalents totaled approximately $4.0 million at March 31, 2010, a decrease of approximately $1.1 million compared to approximately $5.1 million at December 31, 2009. Over the first 9 months of fiscal 2010, net cash and cash equivalents decreased by $2.9 million.

Corporate Update

Alimera has reported its intent to file an NDA for Iluvien®, licensed by pSivida to Alimera, with the FDA in the second calendar quarter of 2010 and to request Priority Review. If approved, Iluvien would be the first ophthalmic drug therapy for Diabetic Macular Edema, a potentially blinding eye disease that affects more than one million people in the United States alone. Receiving Priority Review status could result in a decision from the FDA by as early as the end of calendar 2010 and, if positive, Alimera has indicated that first sales of Iluvien could be as early as the first quarter of 2011.

“FDA approval of Iluvien would trigger a $25 million milestone payment from Alimera,” explained Dr. Ashton.

“We are continuing to advance our technologies toward the development of additional products, both partnered through our ongoing collaboration agreement with Pfizer, Inc. and internally. We are excited by the opportunities in our pipeline,” concluded Dr. Ashton.

Today’s Conference Call Reminder

pSivida Corp. will host a live webcast and conference call today, May 12, 2010, at 4:30 pm ET. The conference call may be accessed by dialing (800) 591-6945 from the U.S. and Canada, or (617) 614-4911 from international locations, passcode 28745100. The conference can also be accessed on the pSivida Corp. website at www.psivida.com. A replay of the call will be available approximately two hours following the end of the call through May 19, 2010. The replay may be accessed by dialing (888) 286-8010 within the U.S. and Canada or (617) 801-6888 from international locations, passcode 15588389.

About pSivida Corp.

pSivida is a world leader in the development of tiny drug delivery products that are administered by implantation, injection or insertion and provide sustained release of drugs on a controlled and level basis for months or years. The Company’s focus is the use of its technologies to develop therapies for serious unmet medical needs. The Company’s most advanced product candidate, Iluvien, delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME). DME is a leading cause of vision loss, affecting more than a million people in the US alone, for which there is currently no FDA-approved drug therapy. Iluvien is licensed to Alimera Sciences, Inc., which is conducting fully-recruited

Phase III clinical trials and has announced its plan to file an New Drug Application (NDA) with the Food and Drug Administration (FDA) in the second calendar quarter of 2010. pSivida has two products approved by the FDA for sustained release delivery of drug to treat chronic back-of-the-eye diseases: Retisert® for the treatment of posterior uveitis and Vitrasert® for the treatment of AIDS-related cytomegalovirus (CMV) retinitis. pSivida has licensed both of these products and the technologies underlying them to Bausch & Lomb Incorporated. pSivida also has a worldwide collaborative research and license agreement with Pfizer Inc. under which Pfizer may develop additional ophthalmic products using certain of the Company’s technologies.

pSivida’s intellectual property portfolio consists of 62 patent families, over 100 granted patents, including patents accepted for issuance, and over 200 patent applications. pSivida conducts its operations from Boston in the United States and Malvern in the United Kingdom.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements: maintaining collaboration agreements with Alimera and Pfizer; modifications of existing terms of collaboration agreements with Alimera and Pfizer; achievement of milestones and other contingent contractual events; ability to prove safety and efficacy of, and achieve regulatory approvals for, and successfully commercialize Iluvien, BrachySil and other products; ability to raise capital; ability to achieve profitability; ability to derive revenues from Retisert; ability to develop new products; impairment of intangibles; fluctuations in the fair values of certain outstanding warrants; fluctuations in operating results; termination of license agreements; ability to obtain partners to develop and market products; competition; extent of third-party reimbursement for products; product liability; ability to protect intellectual property or infringement of others’ intellectual property; retention of key personnel; consolidation in the pharmaceutical and biotechnology industries; compliance with laws; maintaining effective internal control over financial reporting; manufacturing risks; risks and costs of international business operations; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; possible influence by Pfizer; ability to pay any registration penalties; and other factors described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Released by: US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1123 bjedynak@janispr.com	pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 8 9227 8327 brianl@psivida.com

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Revenues:
Collaborative research and development	$490	$3,136	$7,242	$8,816
Royalty income	25	27	89	123

Total revenues	515	3,163	7,331	8,939

Operating expenses:
Research and development	1,680	1,892	5,208	6,177
General and administrative	1,698	2,052	5,206	7,343

Total operating expenses	3,378	3,944	10,414	13,520

Loss from operations	(2,863)	(781)	(3,083)	(4,581)

Other income (expense):
Change in fair value of derivatives	226	22	(1,210)	1,578
Interest income	—	22	2	155
Other income, net	4	(4)	9	7

Total other income (expense)	230	40	(1,199)	1,740

Loss before income taxes	(2,633)	(741)	(4,282)	(2,841)
Income tax (expense) benefit	(72)	105	(38)	864

Net loss	$(2,705)	$(636)	$(4,320)	$(1,977)

Basic and diluted net loss per share:	$(0.15)	$(0.03)	$(0.24)	$(0.11)

Weighted average common shares outstanding:
Basic and diluted	18,480	18,262	18,363	18,262

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2010	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$3,971	$6,899
Other current assets	1,161	1,228

Total current assets	5,132	8,127
Intangible assets, net	24,674	28,802
Other assets	112	175

Total assets	$29,918	$37,104

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,520	$1,836
Deferred revenue	79	5,912
Derivative liabilities	2,181	971

Total current liabilities	3,780	8,719
Deferred revenue	6,337	4,622
Deferred tax liabilities	222	222

Total liabilities	10,339	13,563

Stockholders’ equity:
Capital	250,422	248,518
Accumulated deficit	(231,368)	(227,048)
Accumulated other comprehensive income	525	2,071

Total stockholders’ equity	19,579	23,541

Total liabilities and stockholders’ equity	$29,918	$37,104